EXHIBIT 23.5

CONSENT - NEWFIELDS MINING DESIGN & TECHNICAL SERVICES, LLC

In connection with the International Tower Hill Mines Ltd. Registration Statement on Form S-3, as filed with the Securities and Exchange Commission on August 10, 2023, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), the undersigned consents to:

(i)

the incorporation by reference of Sections 10.5.16.7, 15.14, 15.19, and the relevant portions of Chapters 1, 18, 22, 23, 24 and 25 of the technical report summary titled “Pre-feasibility Study of the Livengood Gold Project, Alaska, USA”, with an effective date of October 29, 2021 (the “TRS”), in the Registration Statement;

(ii)

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with Sections 10.5.16.7, 15.14, 15.19, and the relevant portions of Chapters 1, 18, 22, 23, 24 and 25 of the TRS, in connection with the Registration Statement; and

(iii)

any extracts or summaries of Sections 10.5.16.7, 15.14, 15.19, and the relevant portions of Chapters 1, 18, 22, 23, 24 and 25 of the TRS incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the Sections 10.5.16.7, 15.14, 15.19, and the relevant portions of Chapters 1, 18, 22, 23, 24 and 25 of the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is incorporated by reference in the Registration Statement.

Dated: August 10, 2023
By:	/s/ NewFields Mining Design & Technical Services, LLC
Name:	NewFields Mining Design & Technical Services, LLC